                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    -----------------------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (Amendment No. _________)1

                          INFONET SERVICES CORPORATION
                             ----------------------
                                (Name of Issuer)

                      CLASS B COMMON STOCK, PAR VALUE $.01
                         ------------------------------
                         (Title of Class of Securities)


                                   45666T 10 6
                                 ---------------
                                 (CUSIP Number)



                                DECEMBER 15, 1999
               --------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [X]  Rule 13d-1(d)

----------

1 * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 45666T 10 6                                          PAGE 2 OF 6 PAGES
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   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        SWISSCOM AG
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   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
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   3    SEC USE ONLY
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   4    CITIZENSHIP OR PLACE OF ORGANIZATION


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      Number of                5   SOLE VOTING POWER
       Shares
    Beneficially                   83,304,361(1)
      Owned By                 -------------------------------------------------
        Each                   6   SHARED VOTING POWER
      Reporting
       Person                      -0-
        With                   -------------------------------------------------
                               7   SOLE DISPOSITIVE POWER

                                   83,304,361(1)
                               -------------------------------------------------
                               8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         83,304,361(1)
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         17.72%(2)
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   12    TYPE OF REPORTING PERSON*
         00
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes Class A Common Stock which may, at the option of the Reporting Person, be converted into Class B Common Stock on a 1-for-1 basis.

(2) Includes Class A Common Stock convertible into Class B Common Stock as if such shares were outstanding as of February 1, 2000.

ITEM 1(a)     NAME OF ISSUER:

              Infonet Services Corporation

ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              2160 East Grand Avenue, El Segundo, California 90245

ITEM 2(a)     NAME OF PERSON FILING:

              This statement is filed by:

              Swisscom AG

              The foregoing person is hereinafter referred to as the "Reporting Person."

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              The address of each of the Reporting Person is Alte
              Tiefenaustrasse 6, CH-3048 Worblaufen, Switzerland

ITEM 2(c)     CITIZENSHIP:

              Switzerland

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

              Class B Common Stock, $.01 par value

ITEM 2(e)     CUSIP NUMBER:

              45666T 10 6

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a)    [ ] Broker or Dealer registered under Section 15 of the
                         Act.

              (b)    [ ] Bank as defined in Section 3(a)(6) of the Act.

              (c)    [ ] Insurance Company as defined in Section 3(a)(19) of the
                         Act.

              (d)    [ ] Investment company registered under Section 8 of the
                         Investment Company Act of 1940.

              (e)    [ ] An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

              (f)    [ ] An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

              (g)    [ ] A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)G);

              (h)    [ ] A savings associations as defined in Section 3(b) of
                         the Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i)    [ ] A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

              (j)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           NOT APPLICABLE.  THIS SCHEDULE IS FILED PURSUANT TO 13D-1(d).

ITEM 4        OWNERSHIP:

              A.     SWISSCOM AG

                     (a)    Amount beneficially owned: 83,304,361(1)

                     (b) Percent of class: 17.72%(2). The percentages used herein and in the rest of Item 4 are calculated based upon the 469,496,211 shares of Class B Common Stock issued and outstanding as of January 13, 2000, as reflected in the Certificate of Transfer Agent and Registrar dated as of January 21, 2000 and the issued and outstanding Class A Common Stock as of February 1, 2000.

                     (c)    (i)    Sole power to vote or direct the vote:
                                   83,304,361(1)

                            (ii)   Shared power to vote or direct the vote: -0-

                            (iii)  Sole power to dispose or direct the
                                   disposition: 83,304,361(1)

                            (iv)   Shared power to dispose or direct the
                                   disposition: -0-

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.      CERTIFICATION.

              The Reporting Person hereby makes the following certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

              After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2000                     SWISSCOM AG
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                                            By: /s/ Thomas Bischof
                                               ---------------------------------
                                                THOMAS BISCHOF
                                                General Counsel, Finance